Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. AND GUESS?, INC. SIGN AN EXCLUSIVE

FRAGRANCE LICENSE AGREEMENT

New York, New York, February 26, 2018: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that it has entered into an exclusive, 15-year worldwide license agreement with GUESS?, Inc. (NYSE: GES), for the creation, development and distribution of fragrances under the GUESS brand. This license will take effect on April 1, 2018.

Commenting, Jean Madar, Chairman & CEO of Inter Parfums, Inc. stated, “GUESS is a great addition to our portfolio of fragrance brands and we look forward to collaborating with the GUESS team, who has more than 20 years of expertise in the beauty industry. Over the past 35 years, GUESS has gained global recognition with presence in wholesale, ecommerce and over 1700 retail locations worldwide, with amazing ambassadors to promote the brand. The GUESS customer has a personal fashion identity, smart, confident, glamorous, strong, and adventurous. This is the ideal clientele for the magic we do when we develop fragrance. We intend to fine-tune as well as build upon the existing GUESS fragrance portfolio of men’s and women’s scents and plan to launch our first new products under the GUESS brand in early 2020. Under our license agreement, we will sell to multiple channels, including department, specialty and duty free stores across the globe as well as supply new and existing fragrances to GUESS retail stores in the Americas, Europe, Asia, Australia and Africa.”

Victor Herrero, Chief Executive Officer and Director of GUESS?, Inc. stated, “As a lifestyle brand, GUESS Fragrance is and continues to be a key category for us. In partnership with Inter Parfums, we intend to provide a well-rounded experience that evokes the GUESS sense of adventure with a young and free spirit through scent. With their quality-first approach and strong global presence, Inter Parfums aligns with our philosophy to deliver a standard of excellence through an attractive product assortment to our worldwide customer base.”

About Inter Parfums, Inc.

Founded more than 30 years ago, Inter Parfums, Inc. is a premier fragrance company with a diverse portfolio of prestige brands that includes Abercrombie & Fitch, Agent Provocateur, Anna Sui, bebe, Boucheron, Coach, Dunhill, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, S.T. Dupont and Van Cleef & Arpels. The fragrance products developed, produced and distributed by Inter Parfums are sold in more than 100 countries throughout the world.

Inter Parfums, Inc. News Release	Page 2

February 26, 2018

About GUESS?, Inc.

Established in 1981, GUESS began as a jeans company and has since successfully grown into a global lifestyle brand. GUESS?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. GUESS products are distributed through branded GUESS stores as well as better department and specialty stores around the world. As of October 28, 2017, the Company directly operated 982 retail stores in the Americas, Europe and Asia. The Company’s licensees and distributors operated 671 additional retail stores worldwide. As of October 28, 2017, the Company and its licensees and distributors operated in roughly 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2016 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

Contact at GUESS?, Inc.

Fabrice Benarouche

VP of Finance and Investor Relations

(213) 765-5845

fbenarouche@guess.com